 Exhibit No. 99.1

FOR IMMEDIATE RELEASE
February 28, 2007

CONTACT:
Media:
Meg Graham
Vice President, Corporate Communication
866-321-6677, magraham@armstrong.com

Investors:
Beth Riley
Director, Investor Relations
717-396-6354, bariley@armstrong.com

Armstrong World Industries, Inc. Elects New Director

LANCASTER, PA, Feb. 28, 2007 -- Armstrong World Industries, Inc. (NYSE:
AWI) today announced that James J. O'Connor has been elected to its Board of
Directors.

"We are pleased to have Jim join our board of directors," said Chairman and
CEO Michael D. Lockhart. "He is a talented and experienced director who will provide invaluable assistance to us."

O'Connor is the retired chairman of the board and chief executive officer of
Unicom Corporation and its subsidiary, Commonwealth Edison Company. He joined Commonwealth Edison Company in 1963, became president in 1977, a director in 1978 and chairman and chief executive in 1980. In 1994, he also was named chairman and chief executive officer of Unicom Corporation. He retired in
1998. O'Connor also serves on the boards of directors of Corning, Inc., Smurfit -
Stone Container Corporation, UAL Corporation and United Airlines.

O'Connor received his bachelor's degree from Holy Cross College, an MBA from
Harvard University, and a Juris Doctor degree from Georgetown University Law
School. He served on active duty with the United States Air Force before joining
Commonwealth Edison.

About Armstrong World Industries, Inc.
Armstrong World Industries, Inc., is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2005, Armstrong's net sales were approximately $3.6 billion. Based in Lancaster, Pa., Armstrong operates 41 plants in 12 countries and has approximately 14,000 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.